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                                                                  EXHIBIT 10.10

                                 AMENDMENT FOUR
                           BURLINGTON RESOURCES INC.
                            RETIREMENT SAVINGS PLAN


The Burlington Resources Inc. Retirement Savings Plan, as adopted effective as of January 1, 1990, subject to various adoption agreements with participating employers (the "Plan"), has previously been amended by Amendment One adopted on August 23, 1990, by the unnumbered amendment to the Plan and specified predecessor plans adopted on December 13, 1991, and by Amendment Three adopted on July 8, 1992. This Amendment Four is adopted, effective as shown below, in order to provide greater flexibility in the timing of elections relating to Participants' contributions and Plan investments; to eliminate prior restrictions on amounts invested in Participants' ESOP Rollover Accounts; to permit past service with an acquired business to count toward eligibility for additional matching contributions that Participants can receive after 10 years of employment; to address compliance requirements relating to (i) the reduced Internal Revenue Code section 401(a)(17) limit of $150,000 that applies to Plan compensation in 1994, (ii) the handling of eligible rollover distributions under Code section 401(a)(31) and related authorities beginning in 1993, and
(iii) the Department of Labor's regulations for participant-directed investments under section 404(c) of ERISA; and to make other Plan changes of a minor, clarifying nature.

1. Subsection 2.1(e) is hereby amended to read as follows, effective as of June 1, 1993:

         (e) "Beneficiary" means the person or persons (who may be named contingently or successively) designated by a Participant (or the Beneficiary of a deceased Participant) to receive his Account in the event of his death. Each designation shall be in a form prescribed by the




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         Committee, shall revoke all prior designations by the same
         Participant, and shall be effective only when filed in a writing that is acknowledged by a Plan representative. The designation of a Beneficiary shall be disregarded if the Beneficiary makes a legally valid disclaimer of any interest under the designation, if the Beneficiary is a natural person who does not survive the Participant, or if the Beneficiary is a legal entity that does not exist at the Participant's death. The determination of whether a natural person survives the Participant shall be made by the Committee in accordance with the Uniform Simultaneous Death Act. If more than one person is designated together in the same Beneficiary priority category, the percentage share of each shall be equal unless the percentage of each is specifically indicated. If persons are named as Beneficiaries contingently or successively, the contingency and the order of their succession shall be clearly indicated. The designation by a married Participant of a Beneficiary other than his spouse shall be invalid unless the spouse consents in writing to such designation, the consent acknowledges the effect of such designation and is notarized or is witnessed by a Plan representative, and the Beneficiary designation complies in all other respects with the requirements of Code sections 401(a)(11)(B)(iii)(I) and 417(a)(2). However, no consent shall be required if it is established to the satisfaction of the Plan representative that such consent cannot be obtained because there is no spouse or because the spouse cannot be located. If there is no surviving spouse and if no other Beneficiary is designated, then the Beneficiary shall be the Participant's estate. If a designation is ineffective in whole or in part, all or such part of the Participant's Account as has not been distributed, shall be payable to the Participant's surviving spouse, or if the deceased Participant has no surviving spouse, to his estate. If a deceased




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         Participant's Beneficiary has begun to receive payments hereunder and does not survive to receive all payments that are due from the Plan, the payments remaining after his death shall be made to such Beneficiary's designated Beneficiary, if any, or, if none, to his estate.

         2. Subsection 2.1(g) is hereby amended to read as follows, effective as of June 1, 1993:

   (g) "Change Date" means the effective date of a Participant's election, made in accordance with the terms and limitations specified below and elsewhere in the Plan, to begin, stop, increase, or decrease the amount of Basic Contributions or Supplemental Contributions to his Account under the Plan, or to change the before-tax or after-tax nature of Basic Contributions or direct the way that his future contributions or the amounts in his Account are to be invested. The Change Date for elections affecting the level or nature of a Participant's contributions is the first day of the month after the election, and a Participant may make such contribution elections in any month without regard to the number of other elections that he has made or their frequency. The Change Date for elections relating to the investment of a Participant's future contributions or existing Account balances is also the first day of the month after the election, although changes in the investment of existing Account balances may be reflected in statements that show closing balances as of the last moment of the month ending just prior to the Change Date. Except as otherwise permitted under a general exception approved by the Committee, a Participant may not make more than six monthly investment elections during a calendar year (treating each election that will take effect on the same Change Date as one election). Notwithstanding the foregoing, if the Committee approves procedures allowing elections to be made more than one




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         month in advance on an irrevocable basis, the future month specified in any such advance election shall be substituted for the month in which the election is made when determining the first of the following month that is to be the Change Date for such election. All choices implemented on behalf of a Participant on a Change Date are subject to the completion of such forms and the satisfaction of such other reasonable procedural requirements, with such reasonable advance notice, as may be specified in the Plan or prescribed by the Committee. As permitted by the Committee, such choices may be made by telephone voice or touchtone response or by other appropriate means of electronic data transmittal.

3. Effective as of January 1, 1990, the last sentence of subsection 5.1(a) of the Plan is hereby deleted and the following is substituted in its place:

         For this purposes, "Years of Employment" mean the total of the full and fractional years (counting each completed calendar month as 1/12th of a year) of employment with the Company or an Affiliate, as determined from appropriate personnel records, provided that Years of Employment for periods prior to January 1, 1990, shall continue to be determined under the applicable Plan provisions that were in effect when the determination was made. In addition, when the Company or another Employer acquires a business entity or its assets, any individuals working in that business who become Eligible Employees as a result of the acquisition shall receive additional Years of Employment corresponding to their service prior to the acquisition, subject to the following conditions. The prior service credit shall be consistent with the intent of the parties to the acquisition and may include as Years of Employment hereunder, any prior service with the acquired entity (or the former owner of the acquired assets) and any other prior service that was recognized as eligibility or




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         vesting service for them under a qualified plan of the acquired entity or former asset owner, or an affiliate of such entity or owner, provided that the Committee may deny prior service credit in counting Years of Employment under the Plan and make other arrangements outside the Plan instead if it deems this step is necessary to prevent discrimination or to protect the qualification of the Plan for other reasons. No prior service credit shall apply for acquisitions in which the parties to the transaction do not intend it to be given.
         The Committee shall ensure that appropriate records are kept to record the identities of Participants who have received credit for past service under this acquisition rule and the amount of their past service credit.

4. Subsections 5.6(f) is hereby amended to read as follows, effective as of June 1, 1993:

         (f) Effective June 1, 1993, the former restrictions relating to the ESOP Rollover Account are eliminated. Such restrictions required all amounts attributable to a rollover from a terminated tax credit employee stock ownership plan of a former parent or affiliate of the Company to be held in a separate ESOP Rollover Account and invested only in the Company Stock Fund, and also imposed loan and withdrawal limitations for the ESOP Rollover Account that did not apply to other Accounts. Upon the elimination of such ESOP Rollover Account restrictions, the Committee may require the ESOP Rollover Account to continue as a separate Account that can be invested and otherwise treated like any other Rollover Account, or it may eliminate the separate ESOP Rollover Account by transferring each Participant's balance in such Account to his or her Rollover Account, in which case, any references to the ESOP Rollover Account in other Plan sections shall be construed as references to the Rollover Account.




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5.  A new subsection 5.6(h) is hereby added to read as follows, effective as of
January 1, 1993:

    (h) Notwithstanding the foregoing, on and after January 1, 1993, a distribution or amount received, as used in this section shall include an eligible rollover distribution described in Code section 402(c)(4), and a transfer to this Plan pursuant to this section shall include a direct rollover of an eligible rollover distribution that is made in accordance with Code section 401(a)(31) and the rules of this section.
            Accordingly, in the case of any distribution occurring after December 31, 1992, the rule in section 5.6(c)(3) relating to partial distributions shall no longer apply, and the reference in section 5.6(b) to "a qualified total distribution described in Code section 402(a)(5)" shall be replaced by a reference to "an eligible rollover distribution described in Code section 402(c)(4)." The Committee may establish additional rules and procedures, consistent with the rules of the Code and related regulatory guidance, concerning the acceptance of direct rollovers and sixty-day rollovers of eligible rollover distributions in this Plan, including rules that limit or prohibit wire transfers and other payments that are made directly to this Plan by another plan in lieu of giving the Participant a check payable to the Trustee that the Participant can deliver to a Plan representative.

6. Section 6.5 of the Plan is hereby amended by adding the following at the end thereof, effective as of January 1, 1994:

         Effective as of January 1, 1994, a new base year limitation of $150,000 shall apply in accordance with Code section 401(a)(17), as amended, and the annual limitation on the Compensation taken into account for each Participant under the Plan for Plan Years beginning after 1994 shall reflect such adjustments to the 1994 limitation of $150,000 and such




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         changes in Code section 401(a)(17) as may occur in the future and be in effect from time to time. In the case of a short Plan Year or other period of less than 12 months requiring a reduction of the Code section 401(a)(17) annual limit, the otherwise applicable limit shall be prorated by multiplying it by a fraction, the numerator of which is the number of months in the short period and the denominator of which is 12. Moreover, in implementing the Code section 401(a)(17) limit, the rules of Code section 414(q)(6) (requiring the aggregation of compensation paid to family members of certain five-percent owners and the ten most highly compensated Employees) shall apply, except that in applying such rules, the term "family" shall include only the spouse of the Employee and any lineal descendants of the Employee who have not attained age 19 before the close of the year. If, as a result of the application of such rules, the adjusted annual Code section 401(a)(17) limit on compensation is exceeded, then (except for determining the portion of compensation up to the integration level if this Plan provides for permitted disparity), such limit shall be prorated among the affected individuals in proportion to each such individual's compensation as determined prior to the application of the Code section 401(a)(17) limit.

7. A new section 7.12 is hereby added to the Plan, effective as of January 1, 1993, to read as follows:

         7.12 Eligible Rollover Distributions. Eligible rollover distributions from the Plan shall comply with the requirements of Code section 401(a)(31) as follows. This section applies to distributions made on or after January 1, 1993. Notwithstanding any provision of the Plan to the contrary that would otherwise limit a distributee's election under this section, a distributee may elect, at the time and in the manner prescribed by the Committee, to have any portion of an eligible rollover distribution paid directly to an eligible




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         retirement plan specified by the distributee in a direct rollover.
         For purposes of this section, the following definitions shall apply.

         An "eligible rollover distribution" is any distribution of all or any portion of the balance to the credit of the distributee, except that an "eligible rollover distribution" does not include: any distribution that is one of a series of substantially equal period payments (not less frequently than annually) made for the life (or life expectancy) of the distributee and the distributee's designated Beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under section 401(a)(9) of the Code; and the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities); and provided further that the determination of what constitutes an "eligible rollover distribution" shall at all times be made in accordance with the current rules of Code section 402(c), which shall be controlling for this purpose.

         An "eligible retirement plan" is an individual retirement account described in section 408(a) of the Code, an individual retirement annuity described in section 408(b) of the Code, an annuity plan described in section 403(a) of the Code, or a qualified trust described in section 401(a) of the Code that accepts the distributee's eligible rollover distribution. However, in the case of an eligible rollover distribution to the surviving spouse, an "eligible retirement plan" is an individual retirement account or individual retirement annuity.

         A "distributee" includes an Employee or former Employee. In addition, the Employee's or former Employee's surviving spouse and the Employee's or former Employee's spouse or former




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         spouse who is the alternate payee under a qualified domestic relations order, as defined in section 414(p) of the Code, are distributees with regard to the interest of the spouse or former spouse.

         A "direct rollover" is a payment by the Plan to the eligible retirement plan specified by the distributee.

         In prescribing the manner of making elections with respect to eligible rollover distributions, as described above, the Committee may provide for the uniform, nondiscriminatory application of any restrictions permitted under applicable sections of the Code and related rules and regulations, including a requirement that a distributee may not elect a partial direct rollover in an amount less than $500 and a requirement that a distributee may not elect to make a direct rollover from a single eligible rollover distribution to more than one eligible retirement plan. Moreover, if a distribution is one to which sections 401(a)(11) and 417 of the Code do not apply, such distribution may commence less than 30 days after the notice required under section 1.411(a)-11(c) of the Income Tax Regulations is given, provided that:

                 (1) the Plan administrator clearly informs the Participant that the Participant has a right to a period of at least 30 days after receiving the notice to consider the decision of whether or not to elect a distribution (and, if applicable, a particular distribution option), and

                 (2) the Participant, after receiving the notice, affirmatively elects a distribution.

8. Two new sections 8.7 is hereby added to the Plan to read as follows, effective as of January 1, 1994:




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                 8.7  Compliance With ERISA Section 404(c).  The Plan
         provisions pertaining to Participant-directed investments are intended to permit the Plan and Participant-directed transactions under it to comply with requirements in ERISA section 404(c) and related regulations so that a Participant will not be deemed to be a fiduciary by reason of exercising control over assets in his Account, and no person who is otherwise a fiduciary shall be liable, either for any loss or by reason of any breach, which results from the exercise of such control. For purposes of carrying out this intent, any Plan reference to a Participant or Participants who exercise control over Account assets shall be deemed to include a Beneficiary or Beneficiaries who exercise such control, and any reference to a specific Department of Labor regulation shall be deemed to include a reference to any other currently applicable rule or regulation pertaining to the same subject.

         To comply with section 404(c) of ERISA and Department of Labor regulation 2550.404(c)-1 thereunder, the Committee is designated as the Plan fiduciary responsible for giving Participants all required information, receiving and carrying out investment directions from Participants, and giving Participants written confirmation of instructions received from them. Accordingly, the Committee (or a person or persons designated by the Committee to act on its behalf) shall provide information to Participants in accordance with section 1(b)(2)(B) of the above Department of Labor regulation, shall receive investment instructions provided by Participants in accordance with this article of the Plan, and shall provide Participants with written confirmation of such instructions. The Committee and any person or persons it has designated to act on its behalf shall comply with all such investment instructions from Participants except in cases where the Committee declines to implement such instructions in accordance with sections 1(b)(2)(ii)(B) and 1(d)(2)(ii) of the above Department of Labor regulation.




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         The Committee shall establish procedures to safeguard the
         confidentiality of information relating to the purchase, sale, holding, and exercise of voting and similar rights with respect to Company Stock, provided that such procedures relating to confidentiality shall not apply to the extent necessary to comply with federal or state laws not preempted by ERISA, including any such laws that may require certain Participants who are corporate officers or large stockholders to report their transactions in Company Stock. Where the Committee determines, in its discretion, that the situation involves a potential for undue Employer influence upon Participants with regard to their direct or indirect exercise of shareholder rights, the Committee shall appoint an independent fiduciary who is not affiliated with any sponsor of the Plan to carry out Plan activities relating to Company Stock on behalf of Participants in such situation.

9. Section 11.2 of the Plan is hereby amended to read as follows, effective as of January 1, 1990:

                 11.2 Committee and Plan Expenses. Responsibility for the general administration of the Plan and for carrying out the provisions hereof shall be placed in a Committee of three or more members, each of whom shall be an Employee of an Employer and each of whom shall be appointed by the Chief Executive Officer of the Company and serve at the pleasure of the latter. Any member of the Committee may resign by notice in writing filed with the Secretary of the Committee, such resignation to become effective no earlier than the date of such written notice.

         All costs and expenses that the Committee approves for payment by the Plan after determining that they are necessary for the operation of the Plan and reasonable in amount shall be paid from Plan assets. All other expenses related to the operation of the Plan shall be paid by the Company or another Employer.




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         If the Plan pays recordkeeping fees, loan processing fees, or other fees or expenses charged by a third-party provider for services to the Plan pursuant to the first sentence of this paragraph, the payments shall be accounted for in a manner acceptable to the Committee, which may provide that such fees and expenses will be charged directly to the Accounts of Participants and Beneficiaries to the extent that they represent reasonable charges attributable to services performed with respect to the Accounts being charged. The Committee may also provide that such charges shall apply on a uniform, nondiscriminatory basis to the Accounts of former Employees who have deferred their distributions under the Plan, and shall not apply to the Accounts of Participants who are still Employees. The members of the Committee shall not receive compensation from the Plan for their services to the Committee.

10. Except as amended above, the terms of the Plan as in effect prior to this amendment shall continue unchanged.

Adopted, effective as indicated above, pursuant to section 12.1 of the Plan.

         By:   /s/ H. E. HAUNSCHILD
               ------------------------------
               Harold E. Haunschild
               Vice President-Human Resources
               Burlington Resources Inc.


         Date:  May 9, 1994
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ATTEST:

         By:   /s/ Margaret A. Salin
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           Date:  May 9, 1994
                 ----------------------------




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